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                      [Letterhead of Arthur Andersen LLP]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


January 25, 2002

Dear Sir/Madam,

We have read the relevant information referring to our firm in Item 4 included in the Form 8-K dated January 25, 2002, of Heller Financial, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP





cc: Mr. Lawrence G. Hund
    Executive Vice President and Controller
    Heller Financial Inc.